EXHIBIT 4.5
FLOATING RATE GLOBAL NOTE
NO. [___]

Registered
CUSIP No. 40429CFU1
ISIN No. US40429CFU18

Unless this certificate is presented by an authorized representative of The Depository Trust Company, a New York corporation ("DTC"), to Issuer or its agent for registration of transfer, exchange or payment and any certificate issued is registered in the name of Cede & Co. or in such other name as is requested by an authorized representative of DTC (and any payment is made to Cede & Co. or to such other entity as is requested by an authorized representative of DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, Cede & Co., has an interest herein.

HSBC FINANCE CORPORATION

GLOBAL NOTE

representing

Floating Rate Notes due October 21, 2009 (1-month LIBOR)

HSBC FINANCE CORPORATION, a Delaware corporation (herein called the "Company", which term includes any successor corporation under the Indenture hereinafter referred to), for value received hereby promises to pay to CEDE & CO., or registered assigns, the principal sum of $_____________ on October 21, 2009 and to pay interest thereon at a floating rate per annum equal to LIBOR (as determined from time to time as provided on the reverse hereof) plus 0.06%. The Company will pay interest from November 21, 2006, or from the most recent Floating Rate Interest Payment Date to which interest has been paid or duly provided for, monthly (beginning on December 21, 2006) on the 21st day of each month, until the principal hereof is paid or duly provided for. The interest so payable, and punctually paid or duly provided for, on any Floating Rate Interest Payment Date will, as provided in the Indenture, be paid to the Holder of this Floating Rate Note (or one or more Predecessor Notes) of record at the close of business on the Regular Record Date for such interest, which shall be the fifteenth calendar day (whether or not a Business Day) preceding such Floating Rate Interest Payment Date except that interest payable at maturity shall be paid to the same Person to whom the principal of this Floating Rate Note is payable. Interest will be computed on the basis of the actual number of days in the applicable Interest Period divided by 360. Any such interest not so punctually paid or duly provided for shall forthwith cease to be payable to the Holder on such Regular Record Date, and may be paid to the Holder of this Global Note (or one or more Predecessor Notes) of record at the close of business on a Special Record Date fixed by the Trustee for the payment of such defaulted interest, notice whereof shall be given to Holders not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture. Payment of the principal of this Floating Rate Note and, unless otherwise paid as hereinafter provided, the interest (if any) thereon will be made at the office or agency of the Company in New York, New York or at such other office or agency as designated by the Trustee, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest may be made at the option of the Company by check or draft mailed to the Person entitled thereto at the address appearing in the Note Register. Additional provisions of this Floating Rate Note are set forth on the reverse hereof.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee, by manual signature, this Global Note shall not be entitled to any benefit under the Indenture, or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this Global Note to be duly executed.

THIS GLOBAL NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR OF THE DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR.

ATTEST: _______________________ Name: Michael J. Forde Title: Assistant Secretary	HSBC FINANCE CORPORATION By: __________________________ Name: Craig T. Thiele Title: Vice President - Treasury

CERTIFICATE OF AUTHENTICATION

This is one of the Global Notes of the series designated herein referred to in the within mentioned Indenture.

Dated: November 21 , 20 06

U.S. Bank National Association, as Trustee

By: ___________________________
Title: __________________________

[Reverse of Note]

HSBC FINANCE CORPORATION
FLOATING RATE NOTES DUE October 21, 2009 (1-month LIBOR)

This Floating Rate Note is one of a duly authorized issue of notes of the Company (herein called the "Notes"), issuable in series, unlimited in aggregate principal amount except as may be otherwise provided in respect of the Notes of a particular series, issued and to be issued under and pursuant to an Amended and Restated Indenture dated as of December 15, 2004, duly executed and delivered by the Company to U.S. Bank National Association, as Trustee, and is one of a series designated as Floating Rate Notes due October 21, 2009 (1-month LIBOR) (herein called the "Floating Rate Notes"). Reference is hereby made to the Amended and Restated Indenture dated as of December 15, 2004 and all indentures supplemental thereto (hereinafter called the "Indenture") and the Board Resolutions creating the Floating Rate Notes (the "Board Resolutions") for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Trustee, the Company, and the Holders. The Floating Rate Notes are general unsecured obligations of the Company.

Interest on the Floating Rate Notes will be payable monthly on the 21st day of each month, commencing December 21, 2006 (each a "Floating Rate Interest Payment Date"). Interest payable on each Floating Rate Interest Payment Date will include interest accrued from and including November 21, 2006 or from and including the most recent Floating Rate Interest Payment Date to which interest has been paid or duly provided for to but excluding the next Floating Rate Interest Payment Date. Interest payable prior to maturity will be payable to the Person in whose name a Floating Rate Note is registered at the close of business on the fifteenth calendar day (whether or not a Business Day) preceding a Floating Rate Interest Payment Date. The interest payment at maturity will include interest accrued to but excluding the maturity date and will be payable to the Person to whom principal is payable. If a Floating Rate Interest Payment Date is not a Business Day, such Floating Rate Interest Payment Date shall be postponed to the next succeeding Business Day unless such day falls in the next calendar month, in which case such Floating Rate Interest Payment Date shall be the immediately preceding day that is not a Business Day.

"Business Day" means any day other than a Saturday or Sunday, that is neither a legal holiday nor a day on which commercial banks are authorized or required by law, regulation or executive order to close in The City of New York and that is also a London Business Day.

"Floating Rate Interest Period" shall mean the period beginning on and including November 21, 2006 to but excluding the first Floating Rate Interest Payment Date and each successive period from and including a Floating Rate Interest Payment Date to but excluding the next Floating Rate Interest Payment Date. Interest shall be computed on the basis of the actual number of days in the applicable Interest Period divided by 360.

"Interest Reset Date" means the first day of any Floating Rate Interest Period.

The "Spread" for each Floating Rate Interest Period will be 0.06%.

The per annum rate of interest for each Floating Rate Interest Period will be (i) LIBOR (as defined herein) on the second London Business Day preceding the Interest Reset Date for such Floating Rate Interest Period (the "Interest Determination Date") plus (ii) the Spread. "LIBOR" for each Floating Rate Interest Period will be determined by the Company in accordance with the following provisions:

(i) On each Interest Determination Date, the Company will ascertain the offered rate for one-month deposits in U.S. dollars in the London interbank market, which appears on the Telerate Page 3750 as of 11:00 a.m. (London time) on such Interest Determination Date.

(ii) If such rate does not appear on the Telerate Page 3750, or the Telerate Page 3750 is unavailable, the Company will request four major banks in the London interbank market (the "Reference Banks") to provide the Company with their offered quotation (expressed as a rate per annum) for one-month deposits in U.S. dollars to leading banks in the London interbank market, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time, at approximately 11:00 a.m. (London time) on the Interest Determination Date. If at least two such quotations are provided, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of such quotations.

(iii) If less than two of the Reference Banks provide the Company with such offered quotations, LIBOR in respect of that Interest Determination Date will be the arithmetic mean of the rates quoted by three major banks in The City of New York selected by the Company at approximately 11:00 a.m., New York City time, on that Interest Determination Date for one-month loans in U.S. dollars to leading European banks, in a principal amount equal to an amount of not less than $1 million that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the Company are not quoting as mentioned in this sentence, LIBOR will be LIBOR in effect on such Interest Determination Date.

"London Business Day" means any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

"Telerate Page 3750" means the display designated as page "3750" on Moneyline Telerate (or such other page as may replace the 3750 page on that service or such other service or services as may be nominated by the British Bankers' Association for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

The Floating Rate Notes are not redeemable prior to maturity and are not entitled to any sinking fund, except under certain circumstances relating to the obligation of the Company to pay Additional Amounts (as defined herein). The Company will, subject to certain exceptions and limitations set forth in the Board Resolutions, pay as additional interest, such amounts ("Additional Amounts") as are necessary in order that the net payment by the Company or a paying agent of the principal of and interest on the Floating Rate Notes to a holder who is a non-United States person (as defined below), after deduction for any present or future tax, assessment or other governmental charge of the United States or any political subdivision or taxing authority thereof or therein, imposed by withholding with respect to the payment, will not be less than the amount provided herein to be then due and payable. Each reference to payment of principal and interest herein shall be deemed to include any such Additional Amounts. If, as a result of any change in, or amendment to, the laws (or any regulations or rulings promulgated thereunder) of the United States (or any political subdivision or taxing authority thereof or therein), or any change in, or amendments to, an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment is announced or becomes effective on or after November 15, 2006, the Company becomes or, based upon a written opinion of independent counsel selected by the Company, will become obligated to pay Additional Amounts as described herein, then the Company may, at its option redeem, as a whole, but not in part, the Floating Rate Notes on not less than 30 nor more than 60 days prior notice, at a redemption price equal to 100% of their principal amount, together with interest accrued but unpaid thereon to the date fixed for redemption.

"Non-United States person" means any person other than (i) a citizen or resident of the United States, (ii) a corporation or partnership (including any entity treated as a corporation or partnership for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia, or (iii) an estate or trust treated as a United States person under section 7701(a)(30) of the Internal Revenue Code of 1986, as amended.

If any Event of Default with respect to Notes of this series shall occur and be continuing, the principal of all the Floating Rate Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of the Company on this Floating Rate Note upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Floating Rate Note.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders under the Indenture at any time by the Company with the consent of the Holders of at least a majority in aggregate principal amount of the Notes at the time Outstanding of each series which is affected by such amendment or modification, except that certain amendments specified in the Indenture may be made without approval of Holders of the Notes. The Indenture also contains provision permitting the Holders of a majority in aggregate principal amount of the Outstanding Notes of any series to waive on behalf of the Holders of such series of Notes compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Floating Rate Note shall be binding upon such Holder and upon all future Holders of this Floating Rate Note and any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Floating Rate Note.

No reference herein to the Indenture and no provision of this Floating Rate Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Floating Rate Note at the times, place and rate, and in the coin or currency herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, transfer of this Floating Rate Note is registrable on the Note Register, upon surrender of this Floating Rate Note for registration of transfer at the office or agency of the Company in New York, New York duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Note Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Floating Rate Notes, of authorized denominations and for a like aggregate principal amount, will be issued to the designated transferee or transferees.

The Floating Rate Notes are issuable only as registered Notes without coupons in denominations of $100,000 or in integral multiples of $1,000 in excess thereof authorized by the Company. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes of the same series containing identical terms and provisions and of different authorized denominations, as requested by the Holder surrendering the same.

No service charge will be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Floating Rate Note is registered as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes whether or not this Floating Rate Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Floating Rate Note is exchangeable by the Company only if (x) the Depository notifies the Company that it is unwilling or unable to continue as Depository for this Global Note or if at any time the Depository ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended and a successor depositary has not been appointed by the Company within 90 days, (y) the Company in its sole discretion determines that this Floating Rate Note shall be exchangeable for certificated Floating Rate Notes in registered form, or (z) an Event of Default (as defined in the Prospectus) has occurred and is continuing with respect to the Floating Rate Notes; provided, that the certificated Floating Rate Notes so issued by the Company in exchange for this permanent Global Note shall be in denominations of $100,000 and any integral multiple of $1,000 in excess thereof and be of like aggregate principal amount and tenor as the portion of this permanent Global Note to be exchanged, and provided further that, unless the Company agrees otherwise, Floating Rate Notes of this series in certificated registered form will be issued in exchange for this permanent Global Note, or any portion hereof, only if such Floating Rate Notes in certificated registered form were requested by written notice to the Trustee or the Securities Registrar by or on behalf of a Person who is beneficial owner of an interest hereof given through the Holder hereof. Except as provided above, owners of beneficial interests in this permanent Global Note will not be entitled to receive physical delivery of Floating Rate Notes in certificated registered form and will not be considered the Holders thereof for any purpose under the Indenture.

All terms used in this Floating Rate Note which are defined in the Indenture have the meanings assigned to them in the Indenture.

ASSIGNMENT FORM

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

_____________________________________________________________________________
Name and Address of Assignee

___________________________________________________________ (__________________)
Social Security Number or
other identifying number of
Assignee

the within Global Note and all rights thereunder, hereby irrevocably constituting and appointing ______________________ Attorney to transfer said Global Notes on the books of the Company, with full power of substitution in premises.

Dated:____________________________________________________________

NOTICE: The Signature to this Assignment must correspond with the name written upon the face of this Note in every particular, without alteration or enlargement or any change whatever.